SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
THE SECURITIES EXCHANGE ACT OF 1934

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                          CD International Enterprises, Inc.
                _________________________________________________
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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CD International Enterprises, Inc.
431 Fairway Drive, Suite 200
Deerfield Beach, FL33441

INFORMATION STATEMENT

INTRODUCTION

This information statement is being mailed or otherwise furnished to stockholders of CD International Enterprises, Inc., a Florida corporation (formerly known as China Direct Industries, Inc.) (the "Company"), in connection with the prior receipt by the Board of Directors of approval by written consent of the holders of a majority of the Company's Common and Preferred  Stock (the "Voting Capital Stock") of a proposal (the "Proposal") to approve an amendment (the "Amendment")to the Certificate of Incorporation to increase the authorized capital stock to 2,520,000,000 shares from 1,010,000,000 shares, which will include an increase of the authorized shares of common stock, par value $0.0001 per share, to 2,500,000,000 shares from 1,000,000,000 shares and an increase in the number of authorized shares of preferred stock, par value $0.0001 per share, to 20,000,000 shares from 10,000,000 shares.

The Board of Directors believes that it is advisable and in the best interests of the Company to have available additional authorized but unissued shares of common and preferred stock in an amount adequate to provide for current and future needs.

This information statement is being first sent to stockholders on or about March __, 2016.  The Company anticipates that the Amendment will become effective on or about March __, 2016.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

VOTE REQUIRED

The vote required to approve the Proposal is the affirmative vote of the holders of a majority of the Company's Voting Capital Stock, voting together on an as-converted basis.  Each holder of Common Stock is entitled to one vote for each share held.  Each holder of Series G Convertible Preferred is entitled to One Thousand (1,000) votes for each share held. The record date for purposes of determining the number of outstanding shares of Common Stock and Preferred Stock of the Company, and for determining stockholders entitled to vote, is the close of business on March 8, 2016 (the "Record Date").  On March 8, 2016, the Board of Directors of the Company adopted the resolution setting forth and recommending the Amendment.  As of the Record Date, the Company had outstanding 707,212,604 shares of Common Stock and 1,006 shares of Series A Preferred Stock and 1,670,000 shares of Series G Convertible Preferred Stock.

VOTE OBTAINED - SECTION 607.0704 FLORIDA BUSINESS CORPORATION LAW

Section 607.0704 of the Florida Business Corporation Law (the "Florida Law") provides that the written consent of the holders of the outstanding shares of Voting Capital Stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting.  Pursuant to Section 607.1003 of the Florida Business Corporation Law and the Bylaws of the Company, a majority of the outstanding shares of Capital Stock entitled to vote thereon is required in order to amend the Certificate of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Amendment as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority in the interest of the Capital Stock of the Company.

Pursuant to Section 607.0704 of the Florida Business Corporation Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action.  This Information Statement is intended to provide such notice.  No dissenters' or appraisal rights under the Florida Law are afforded to the Company's stockholders as a result of the approval of the Proposal.

PROPOSAL TO INCREASE THE AUTHORIZED
CAPITAL STOCK OF THE COMPANY

GENERAL

On March 8, 2016, the Board of Directors approved, subject to  stockholder approval, an Amendment to the Company's Certificate of Incorporation to increase the authorized capital stock to 2,520,000,000 shares from 1,010,000,000 shares, which will include an increase of the authorized shares of common stock, par value $0.0001 per share, to 2,500,000,000 shares from 1,000,000,000 shares and an increase in the number of authorized shares of preferred stock, par value $0.0001 per share, to 20,000,000 shares from 10,000,000 shares.  On March 8, 2016, the Proposal was approved by written consent of holders of a majority of the Company's Voting Capital Stock.

INCREASE IN AUTHORIZED CAPITAL STOCK

The Board of Directors of the Company approved, declared it advisable and in the Company's best interests and directed that there be submitted to the holders of a majority of the Company's Voting Capital Stock for action by written consent the proposed amendment to Article IV of the Company's Certificate of Incorporation to approve an amendment (the "Amendment") to the Certificate of Incorporation to increase the authorized capital stock to 2,520,000,000 shares from 1,010,000,000 shares, which will include an increase of the authorized shares of common stock, par value $0.0001 per  share, to 2,500,000,000 shares from 1,000,000,000 shares and an increase in the number of authorized shares of preferred stock, par value $0.0001 per share, to 20,000,000 shares from 10,000,000 shares.  The Board of Directors has fixed the close of business on March 8, 2016 as the record date for the determination of shareholders who are entitled to give consent and receive this information statement.  As of the Record Date, the Company had outstanding 707,212,604 shares of Common Stock held by approximately 34 shareholders of record, 1,006 shares of Series A Preferred Stock held by 2 shareholders of record, and 1,670,000 shares of Series G Convertible Preferred Stock held by 1 shareholder.  A copy of the Company's proposed Certificate of Amendment effectuating the increase is attached hereto as Appendix A.

As previously disclosed by the company's periodic Form 10-K and 10-Q SEC filings, the Company needs to pay off both aged and new convertible notes in the event that note holders decide to convert their notes to the shares of the Company's common stock.

On July 30, 2014, the Company closed a senior secured revolving credit facility agreement (the "Credit Agreement") with TCA Global Credit Master Fund, LP ("TCA"), a Cayman Islands limited partnership. Pursuant to the Credit Agreement, TCA agreed to loan the Company up to a maximum of $5 million for working capital purposes. The initial credit line is $2,000,000 subject to funding in the discretion of TCA. In connection with the closing, an initial take down of $650,000 was funded by TCA. Any increase in the amount of the credit line from the initial amount up to the maximum amount is at the discretion of TCA. On July 31, 2014, the Company issued 3,154,115 restricted shares of our common stock valued at about $0.06 per share to TCA for a total of $175,000 for advisory services provided. Based on the Credit Agreement, upon an event of default, the lender may convert all or any portion of the outstanding principal and accrued interest payables into shares of the Company's common stock equal to the 85% of the average of the lowest daily volume weighted average price ("VWAP") of the five business days prior to the conversion day.  On October 15, 2015, the Company and TCA entered into a settlement agreement pursuant to which both parties agreed that the outstanding obligations the Company owed to TCA should be $1,036,032 as of October 8, 2015, including $765,133 for the principal, accrued and unpaid interest and other fees and charges and $270,899 for the advisory fees. The total obligation of $1,036,032 was split into two separate and distinct replacement notes for the balance of $50,000 and $986,032. According to the terms agreed upon in the settlement agreement, the Company should make monthly payments to TCA in the amount of $40,000 commencing on November 30, 2015 until the complete repayment of all payables due to TCA. On December 9, 2015, the Company entered into a note purchase agreement with an institutional investor to sell $100,000 of this TCA loan. From December 14, 2015 to December 22, 2015, the institutional investor converted the debt purchased into a total of 82,688,447 shares of CDII common stock to make $100,000 repayment to TCA. The Company has accrued principal, unpaid interest and other fees and charges of $763,257, advisory fees of $270,900, and other legal expenses of $40,342 as of September 30, 2015.

On April 7, 2014, China Direct Investments borrowed $600,000 from Kong Tung, who was a former Director of the Company. The Company recorded this loan and interest payable as a related party transaction. Since Kong Tung resigned his position as a Director of the Company on March 26, 2015, the Company reclassified the principal of the related party loan of $600,000 and related party interest payable of $141,600 as of March 31, 2015 to loan payable and interest payable, respectively. On January 7, 2015, the Company and Kong Tung entered into an amendment to a promissory note, where the maturity date of the note is extended to December 31, 2015 and a conversion option is added. Pursuant to the amendment to promissory note, after the maturity date of the note, the note holder shall have the right, at any time and from time to time, to convert the outstanding principal amount and accrued interest into CDII's common stock. The conversion price shall be equal to 85% of the closing price of CDII common stock on the date of conversion. On October 14, 2015, the Company and an institutional investor entered into a convertible promissory note pursuant to which the institutional investor agreed to purchase the loan from Kong Tung with the principal balance of $600,000 and accrued interest of $214,000 in accordance with the terms specified in the note depending on the availability of the funding. On October 15, 2015, Kong Tung and an institutional investor entered into a note purchase agreement pursuant to which the institutional investor agreed to purchase $50,000 of the $600,000 note from Kong Tung.

On October 13, 2015, the Company issued a convertible promissory note to an institutional investor and the principal is $25,000 with a 10% original discount. The conversion price is 60% of the lowest trade price in the 25 trading days previous to the conversion date. The Company has the option to pre-pay the loan within 90 days with no interest. After 90 days, the note will bear a 12% one-time interest charge. This note becomes due and payable on October 12, 2017.

On October 15, 2015, the Company issued a convertible promissory note for the amount of $25,000 to an institutional investor, at a 10% annual interest rate. This note provides conversion features equal to 55% of the lowest trading price of the Company's common stock during the 10 consecutive trading days prior to the date of conversion. This note becomes due and payable on October 15, 2016. The sum of $20,000 was remitted and delivered to the Company and the remaining $5,000 was retained by the purchaser through an original issue discount for due diligence and legal bills related to the transaction. Additional interest will accrue from the date of event of default at the rate equal to the lower of 18% per annum or the highest rate permitted by law.

On October 16, 2015, the Company entered into an amendment to a promissory note (Amendment I) for a total amount of $700,000 with Yewen Xi, pursuant to which Yewen Xi has rights, at any time, to convert the outstanding principal amount and accrued interest into the Company's common shares. The conversion price is equal to 75% of the average closing price of the Company's common stock for five consecutive days prior to the conversion. On January 5, 2016, the Company and Yewen Xi entered into another amendment to the promissory note (Amendment II), pursuant to which the maturity date of $500,000 out of the total $700,000 is extended to September 30, 2016, and the holder of the note has the right to convert the outstanding balance and accrued interest after January 1, 2016 at the same conversion price stated in Amendment I.

On October 20, 2015, the Company issued a convertible promissory note for the amount of $40,000 to an institutional investor, at a 10% annual interest rate. This note provides conversion features, and the conversion price is the lower of (1) the closing sale price of the common stock on the principal market on the trading day immediately preceding the closing date, and (2) 60% of the lowest trading price of the Company's common stock during the 20 consecutive trading days prior to the date of conversion. This note becomes due and payable on October 20, 2016 and is guaranteed by all the subsidiaries of the Company.

On October 22, 2015, the Company issued a convertible note to an institutional investor for the principal amount of $25,000 with interest rate of 8% and maturity date of October 22, 2016. The holder of the note is entitled to convert the note into the Company's common stock at a price equal to 60% of the lowest trading price for the last 20 trading days prior to conversion.

On January 25, 2016, the Company issued a convertible promissory note for the amount of $35,000 to an institutional investor, at a 12% annual interest rate. This note becomes due and payable on January 25, 2017. This note provides a conversion rate equal to 55% of the lowest trading price of the Company's common stock during the 10 consecutive trading days prior to the date of conversion.

Furthermore, on March 7, 2016, the Company entered into an agreement to acquire China Manor Assets Investment Management Company, Ltd. in exchange for 1,670,000 shares of the Company's Series G Convertible Preferred Stock. The preferred shares can be converted to Company's common stock only upon a listing of the Company's common stock on NYSE or NASDAQ.  The convertibility ratio is one share of the preferred stock to one thousand shares of the Company's common stock.

       The additional authorized shares also will be available for issuance from time to time by the Company in the discretion of the Board of Directors, normally without further stockholder action (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by stock exchange rules), for any proper corporate purpose including, among other things future acquisitions of property or securities  of other corporations, stock dividends, stock  splits, stock options, convertible debt and equity financing. The availability of additional authorized but unissued shares will be achieved by increasing the authorized common stock, par value $0.0001 per share, to 2,500,000,000 shares from 1,000,000,000 shares and increasing the authorized preferred stock, par value $0.0001 per share, to 20,000,000 shares from 10,000,000 shares. In the judgment of the Board of Directors, this increase is necessary in order to attract potential new equity capital and carry out the Company's business objectives.

CERTAIN MATTERS RELATED TO THE PROPOSAL

     The Amendment will become effective upon filing the Amendment to the Company's Certificate of Incorporation.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of each class of the Company's voting securities as of March 8, 2016, by (a) each beneficial owner of more than 5% of the Company's Common Stock, (b) the executive officers of the Company; (c) each director of the Company and (d) all directors and executive officers of the Company as a group.  Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. The Series G Convertible Preferred Stock shareholder, holding 1,670,000,000 votes or approximately 70% of the voting equity of the Company, has voted in favor of the Amendment, thereby satisfying the requirement that at least a majority of the voting equity vote in favor of a corporate action by written consent.

Title of Class	Nature of Name and Address of Beneficial Owner	Amount and Percent of Beneficial Ownership
Common Stock	Yuejian Wang 431 Fairway Drive, Suite 200, Deerfield Beach	4,647,032	1%
Common Stock	All Directors and Officers as a group (one person)	4,647,032	1%
Series G Preferred Stock (1)	Xiangjun Wang 2008 Jiabin Road, Suite 2305 Shenzhen, China 518001	1, 670,000	70%

-----------------------  --------------------------------------  ----------
(1) Xiangjun Wang is the sole shareholder of the Series G Preferred Stock, of which he owns 1,670,000 shares. Each share of the Series G Preferred Stock has the voting rights of 1,000 shares of Company's Common stock.

The Company believes that the beneficial owners of securities listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.  Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.  Shares of stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

                              BY ORDER OF THE BOARD OF DIRECTORS

        /s/ Yuejian (James) Wang
                              ____________________________________
                              Yuejian (James) Wang
                              Director and Chairman
                              March 11, 2016

                                             APPENDIX - A
                                   [Proposed]

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CD International Enterprises, Inc.
(After Issuance of Stock)

     Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

     FIRST:     Article IV of the Articles of Incorporation is amended and restated in its entirety as follows:

                                   "Article IV

This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock".  The total number of shares of Common Stock which this Corporation is authorized to issue is two billion and five hundred million (2,500,000,000) shares, par value $0.0001 per share.  The total number of shares of Preferred Stock which this Corporation is authorized to issue is Twenty Million (20,000,000) shares, par value $0.0001 per share.

The shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Florida.  The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

     SECOND:  This amendment was adopted by unanimous resolution of the Board of Directors on March 8, 2016, and by written consent of a majority of the shareholders of the Corporation on March 8, 2016.  The number of votes cast for the amendment by the shareholders was sufficient for approval.

     IN WITNESS WHEREOF, I have hereunto subscribed to and executed this
Amendment to Articles of Incorporation as of this   of March, 2016.

__________________________________
Yuejian (James) Wang, Chairman and CEO